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                                                                   EXHIBIT 4.9
                               FIRST AMENDMENT TO
                  THE DETROIT EDISON SAVINGS & INVESTMENT PLAN
                          FOR EMPLOYES REPRESENTED BY
                  LOCAL 17 OF THE INTERNATIONAL BROTHERHOOD OF
                               ELECTRICAL WORKERS
                         AS AMENDED AS OF MARCH 1, 1995


         The Detroit Edison Savings & Investment Plan for Employes Represented by Local 17 of the Utility Workers Union of America, as amended as of March 1, 1995, is hereby amended, effective as of January 1, 1996, as follows:

                                       I.

         Section 2.14 is hereby amended to read as follows:

                 SECTION 2.14.  "DETROIT EDISON COMMON STOCK" or
         "COMMON STOCK" shall mean, effective January 1, 1996, shares of common stock of DTE Energy Company, and prior to such date, shares of common stock of The Detroit Edison Company.

                                      II.

         Section 2.15 is hereby amended to read as follows:

                 SECTION 2.15. "DETROIT EDISON COMMON STOCK FUND" or "COMMON STOCK FUND" shall mean the Fund established pursuant to Section 6.1(c).

                                      III.


         The first sentence of Section 2.49 is hereby amended to read as follows:

                          "TOTAL COMPENSATION" shall mean an Eligible Employe's Basic Compensation and any other payments made by the Company or a Participating Subsidiary, and effective December 31, 1994, a Participating Affiliate, to the Eligible Employe which are included in the Eligible Employe's gross income for federal income tax purposes for that Plan Year.
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                                      IV.

         Section 4.5(b) is hereby amended by deleting the word "Company" each place it appears therein and inserting in lieu thereof the word "Employer".

                                       V.

         Section 5.2 is hereby amended to read as follows:

                          SECTION 5.2. MATCHING EMPLOYER CONTRIBUTIONS AND ELECTIVE EMPLOYER CONTRIBUTIONS. Matching Employer Contributions and Elective Employer Contributions to the Plan shall be made by each Employer. The Plan shall be designated as a profit sharing plan for purposes of Sections 401(a), 402, 404, 412 and 417 of the Code.

                                      VI.

         The first sentence of Section 6.1(c) is hereby amended to read as follows:

                          (c) A "Detroit Edison Common Stock Fund" or "Common Stock Fund" which shall be invested solely in Common Stock.




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                                      VII.

         Section 6.1 is hereby amended by adding a new final paragraph thereto to read as follows:

                          Effective January 1, 1996, The Detroit Edison Company became a wholly owned subsidiary of DTE Energy Company, and each share of Detroit Edison Common Stock, including shares held in the Detroit Edison Common Stock Fund, was exchanged for one share of DTE Energy Company common stock. The Detroit Edison Common Stock Fund shall thereafter be invested solely in common stock of DTE Energy Company.

                                     VIII.

 Section 6.3 is hereby amended to read as follows:

 SECTION 6.3.    COMMON STOCK FUND.

         (a) Contributions received by the Trustee for the Common Stock Fund are invested entirely in Common Stock and short-term investments in a liquidity reserve.

         (b) The Trustee shall regularly purchase Common Stock from time to time in the open market or by private purchase, including purchase from DTE Energy Company or the Company of authorized but unissued shares of such Common Stock or shares of such Common Stock held as treasury stock, in accordance with a non-discretionary purchasing program; provided however, if the Committee so directs at any time or from time to time, the Trustee shall accept as Matching Employer Contributions, authorized but unissued shares of such Common Stock or treasury stock.

         (c) All purchases of authorized but unissued Common Stock or treasury stock by the Trustee and all Matching Employer Contributions in such Common Stock shall be made pursuant to a pre-existing purchase agreement and/or contribution agreement between the Trustee and the Company and/or DTE Energy Company. All such purchases and contributions shall be made at a price equal to the closing price per share on the New York Stock Exchange Composite Tape on the date of such purchase or contribution or, if there were no such trades on such date, on the last previous day on which such Common Stock was traded, unless and until the Company and/or DTE Energy Company as appropriate, and the Trustee shall agree on a different method for determining fair market value.





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         (d)     The Trustee shall vote, in person or by proxy, the shares of
Common Stock held by it under the Common Stock Fund for the Account of a Participant (whether vested or not) in accordance with the directions of such Participant. Written notice of any meeting of holders of Common Stock and a request for voting instructions shall be given or caused to be given by the Company or the Trustee to each Participant entitled to give voting instructions for such meeting. Shares with respect to which no voting instructions are received shall not be voted.

                                      IX.

         The first sentence of the second paragraph of Section 10.2 is hereby amended to read as follows:

                          Effective June 30, 1994, upon termination of a Participant's employment with the Company or any Subsidiary, and effective December 31, 1994, any Affiliate, for a reason other than Retirement at age 55 or older, Disability or death, the vested portion of the Participant's Account, determined as of the Valuation Date coinciding with the date of distribution, shall be distributed to the Participant in a lump sum payment.

                                       X.

         Except as provided herein, the Plan shall remain in full force and effect.



 Dated  _____________________


                                             THE DETROIT EDISON COMPANY



                                             By:  _________________________
                                                    Chairman of its Board of
                                                    Directors





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